                                                                    Exhibit 23.1


               Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-52483) and related Prospectus of ENVOY Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated March 5, 1998, except for Notes 1 and 4, as to which the date is April 29, 1998, and Note 2, as to which the date is June 26, 1998, with respect to the consolidated financial statements and schedule of ENVOY Corporation for the year ended December 31, 1997, included in its Amendment No. 2 to Current Report on Form 8-K dated February 27, 1998, as amend May 5, 1998 to be filed with the Securities and Exchange Commission.





Nashville, Tennessee
July 1, 1998